Exhibit 10.2

EMPLOYMENT AGREEMENT

(David D. Clark)

This EMPLOYMENT AGREEMENT, dated October 21 , 2008 (this “Agreement”), is between NutriSystem, Inc., a Delaware corporation, with a principal place of business located at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044 (the “Company”), and David D. Clark (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an employment agreement, dated October 26, 2007 (the “Original Employment Agreement”), and commenced employment with the Company on November 26, 2007 (the “Original Commencement Date”);

WHEREAS, the Company has promoted the Employee to the position of Executive Vice President and Chief Financial Officer and desires to amend and restate the Original Employment Agreement evidence the terms of the Employee’s promotion and to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, agree that the Original Employment Agreement shall be amended and restated as follows:

1.	Employment

The Employee shall be the Executive Vice President and Chief Financial Officer and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Employee shall report directly to the Chief Executive Officer.

2.	Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

3.	Term

The initial term of employment under this Agreement (the “Initial Term”) shall extend from the date of this Agreement until the third anniversary of the Original Commencement Date. This Agreement renews automatically for one year renewal terms (a “Renewal Term”) unless either the Employee or the Company gives the other party written notice of non-renewal at least three months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon a “Change of Control” (as defined below), beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 8 through 12 of this Agreement.

4.	Salary

The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $285,000 (the “Initial Salary”). The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

5.	Stock

The Employee received restricted stock grants of 39,032 shares on the Original Commencement Date and 35,968 shares on July 9, 2008 (the “Stock Grants”) in accordance with the vesting and other terms and conditions set forth in Stock Award Agreements corresponding to the Stock Grants.

6.	Bonus

During the Employment Term, the Employee shall be entitled to participate in any bonus program established for officers of the Company generally. The Employee shall be entitled to participate in an annual bonus program to be established by the Board or the Compensation Committee (the “Annual Bonus”). During the Employment Term, the Employee shall be eligible to receive an Annual Bonus of 100% of the Employee’s Salary; provided that the right to receive any Annual Bonus is conditioned on the employment of the Employee with the Company through the date that Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than March 15th of the year that follows the fiscal year to which the Annual Bonus relates.

7.	Confidential Information, Non-Competition and Non-Solicitation

At the Original Commencement Date, the Employee executed and delivered the Company’s Nondisclosure and Noncompete Agreement for Management Employees.

8.	Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee’s estate shall receive any unpaid Salary that has accrued through the date of termination; (b) the Employee’s estate shall receive a lump sum cash payment in an amount equal to the Employee’s prorated Annual Bonus (calculated as equal to 100% of Salary) for the fiscal year of the Employee’s death, which pro ration will be determined from the first day of the fiscal year in which the Employee dies through the date of death; and (c) the Stock Grants will be accelerated for an additional period of 12 months following the month in which the Employee dies that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates. Cash payments under this Section 8 shall be made by the Company within 60 days after the Employee’s death.

9.	Total Disability

If the Employee becomes “totally disabled,” then the Company may terminate the employment of the Employee to the extent permitted by applicable law, and then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination; (b) a lump sum cash payment equal to one month of Salary; (c) a lump sum cash payment in an amount equal to the Employee’s prorated Annual Bonus (calculated as equal to 100% of Salary) for the fiscal year of the Employee’s termination under this Section, which pro ration will be determined from the first day of the fiscal year in which the Employee’s termination occurs through the date of termination; (d) an acceleration of the vesting of the Stock Grants for an additional period of 12 months following the month in which the Employee is totally disabled that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and (e) whatever benefits that the Employee may be entitled to receive under any then existing disability benefit plans of the Company. Cash payments under this Section 9 shall be made by the Company within 60 days after the Employee’s termination of employment.

The term “totally disabled” means the Employee is considered totally disabled (a) under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

10.	Termination for Cause

The Company may terminate the Employee for “cause” immediately upon notice from the Company. If the Employee is terminated for “cause,” then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

The term “cause” means: (a) the Employee is convicted of a felony (excluding all vehicular and traffic offenses), or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee’s employment with the Company.

11.	Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this

Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 7 of this Agreement.

The Employee also may terminate this Agreement for Good Reason, provided that the Employee gives the Company written notice of the Good Reason condition within 90 days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within 30 days following such notice from the Employee, then the Employee’s employment will be terminated effective as of the 30th day following the expiration of the Company’s cure period, unless the Company designates an earlier termination date, and upon such a termination, the Employee will be treated in accordance with Section 12, as if the Employee’s employment had been terminated by the Company without cause. As used herein, “Good Reason” means: (i) a material diminution in the Employee’s base compensation, which for this purpose base compensation shall mean the Salary and the target Annual Bonus opportunity, which is 100% of Salary; (ii) a material diminution of the Employee’s authority, duties or responsibilities as an Executive Vice President and Chief Financial Officer; (iii) a material diminution in the authority, duties or responsibilities of the Employee’s supervisor, including a requirement that the Employee report to an officer or employee of the Company instead of reporting directly to the Chief Executive Officer; (iv) a material change in the geographic location at which the Employee performs services for the Company, which for this purpose shall mean the Company relocating its executive offices more than 60 miles from Horsham, Pennsylvania; and (v) any other action or inaction that constitutes a material breach of this Agreement by the Company.

12.	Termination without Cause or Non-Renewal by the Company

The Company may terminate the Employee without “cause” by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If (i) the Employee is terminated without “cause,” or (ii) the Employee is terminated as a result of the non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term in accordance with Section 3, or (iii) the Employee terminates his employment for Good Reason in accordance with Section 11, then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

(1) within 30 days following the Employee’s termination date, the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of:

(a) 12 months of the Salary then in effect;

(b) a pro rated amount of the Annual Bonus (calculated at 100% of Salary) from the first day of the fiscal year in which the termination occurred through the date of termination; and

(c) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the 12 month period following the Employee’s termination date; and

(2) the Employee’s group healthcare and dental coverage will be continued for 12 months, at the Employee’s normal contribution rates; and

(3) the Employee’s covenants against non-competition (as described in Section 7 of this Agreement) shall be reduced to a 12 month period from the termination date, from the period contained in the Agreement referred to in Section 7 above; and

(4) the Stock Grants will be accelerated for an additional period of 12 months following the month in which the Employee is terminated that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and

(5) the Employee and the Company will enter into, and the Employee must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.

13.	Change of Control

In the event a Change of Control occurs during the Employment Term, on the date of the Change of Control, the Employee shall become 100% vested in the Stock Grants.

For purposes of this Agreement, the term “Change of Control” shall mean the consummation of any of the following events:

(i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

(ii) dissolution or liquidation of the Company;

(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

(iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

14.	Governing Law/Jurisdiction

This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

15.	Entire Agreement; Amendments

This Agreement sets forth the entire understanding among the parties hereto, and shall supersede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company, including the Original Employment Agreement.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

16.	Withholding Taxes

Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

17.	No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

18.	Jury Trial Waiver

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

19.	Compliance with Section 409A of the Code

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Employee’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of section 409A of the Code, then if the Employee is a “specified employee” of a publicly traded corporation under section 409A of the Code on the date of the Employee’s termination of employment, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of six months from the date of the Employee’s termination of employment if required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six month period. If the Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 days after the date of the Employee’s death. The determination of whether the Employee is a “specified employee” shall be made by the Compensation Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and CEO

EMPLOYEE:

/s/ David D. Clark
Name:	David D. Clark